Exhibit 99.1

RegeneRx Secures $1 Million in Funding

ROCKVILLE, Md. (March 2, 2018) – RegeneRx Biopharmaceuticals, Inc. (OTCQB: RGRX) (“the Company” or “RegeneRx”), a clinical-stage drug development company focused on tissue protection, repair and regeneration, today announced that it entered into a Warrant Reprice Agreement whereby it received $1.03 million in warrant exercise proceeds. This is in connection with a previous securities purchase agreement between the Company and Sabby Healthcare Master Fund, Ltd., and Sabby Volatility Warrant Master Fund, Ltd. dated June 27, 2016 whereby the Company also issued warrants to purchase 5,147,059 shares of common stock at an exercise price of $0.51 per share. Under the terms of the Reprice Agreement, in consideration of exercising in full all of the warrants, the exercise price per share of the warrants was reduced to $0.20 per share. In addition, and as further consideration, the Company issued new warrants to purchase up to the number of shares of common stock equal to 75% of the number of Warrant Shares issued pursuant to the Warrant Exercise (the “New Warrants”) for a period of up to three and one-half years at an exercise price per share equal to $0.2301 per share, the closing bid price for the Company’s Common Stock on February 28, 2018.

The warrant exercise proceeds should fund current operations into 2019.

Maxim Group LLC served as warrant solicitation agent.

About RegeneRx Biopharmaceuticals, Inc. (www.regenerx.com)

RegeneRx is focused on the development of novel therapeutic peptides, including Thymosin beta 4 (Tβ4) and its constituent fragments, for tissue and organ protection, repair and regeneration. RegeneRx currently has three drug candidates in clinical development for ophthalmic, cardiac and dermal indications, three active strategic licensing agreements in the U.S., China, and Pan Asia (Korea, Japan, and Australia, among others), and has patents and patent applications covering its products in many countries throughout the world.

RegeneRx, through its U.S joint venture, ReGenTree LLC, recently completed patient enrollment and treatment in its second Phase 3 clinical trial in approximately 600 patients with dry eye syndrome, reported positive clinical results, and has scheduled a meeting with the U.S. FDA in April 2018. ReGenTree is also conducting a 46-patient Phase 3 clinical trial in patients with neurotrophic keratopathy (NK) targeted for completion in 2018. Additionally, RGN-259 is being developed in patients with dry eye syndrome in Asia through RegeneRx's two Asian partnerships. RGN-259 has been designated an orphan drug in the U.S. for the treatment of NK.

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The Company is also considering strategic partnerships in Europe where it retains full ownership of the intellectual property and knowhow related to RGN-259

RGN-352, the Company's Tβ4-based injectable formulation, is a Phase 2-ready drug candidate designed to be administered systemically to prevent and repair cardiac damage resulting from heart attacks and central nervous system tissue disorders such as peripheral neuropathy, multiple sclerosis and traumatic brain injuries such as stroke.

RGN-137, also designated an orphan drug in the U.S., is the Company's Tβ4-based dermal gel formulation that is being developed for epidermolysis bullosa, a rare skin condition. The Company's licensee, GtreeBNT, is sponsoring a phase 3 clinical trial in the U.S. and is expected to initiate the study in 2018.

For additional information about RegeneRx please visit www.regenerx.com.

Forward-Looking Statements

Any statements in this press release that are not historical facts are forward-looking statements made under the provisions of the Private Securities Litigation Reform Act of 1995. Any forward-looking statements involve risks and uncertainties that could cause actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. There can be no assurance that proceeds from the transaction described herein will provide the company enough capital to reach any development or commercial milestones or eliminate the need for additional capital in the future. Please view these and other risks described in the Company’s filings with the Securities and Exchange Commission (“SEC”), including those identified in the “Risk Factors” section of the annual report on Form 10-K for the year ended December 31, 2015, and subsequent quarterly reports filed on Form 10-Q, as well as other filings it makes with the SEC. Any forward-looking statements in this press release represent the Company’s views only as of the date of this release and should not be relied upon as representing its views as of any subsequent date. The Company specifically disclaims any obligation to update this information, as a result of future events or otherwise, except as required by applicable law.

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